NEWS RELEASE

Innovative Card Technologies Achieved $4M Revenue in 2009
Global DisplayCard leader posts 45% sales increase despite tough economy for financial services

2009 Year-End Highlights

•	Achieved $4M+ in revenue
•	Reduced year-over-year expenses by $7.8 million
•	Achieved three consecutive $1M+ quarters
•	Filed four patents on new product IP

Los Angeles, CA – March 31, 2010 – Innovative Card Technologies, Inc. (OTCBB: INVC), developers of the breakthrough InCard DisplayCardTM security device for e-banking, e-commerce, and data access, announced year-end financial results.  Despite a historically poor economy for the financial services industry in 2009, InCard achieved a 45% year-over-year increase in sales.

InCard reported revenue of $4,089,569 in 2009, compared with $2,828,581 in 2008, while the company reduced its year-over-year operating expenses by $5.8 million, or 68%. The company’s consumption of cash decreased by $7,258,000, a reduction of more than 88% compared to the prior year. The company has delivered over 600,000 InCard DisplayCards to date, and remains the undisputed global leader in real-world deployments of display-bearing cards.

"In 2009’s tough economy, while many of our customers operated within the worst banking climate since the Great Depression, we posted our best revenue performance to date,” said Richard Nathan, President and CEO of InCard Technologies. Nathan continued, “Building on our history of innovation and success with the DisplayCard, and to increase our advantage as the industry’s top supplier of OTP card products, we filed a total of four patents in 2009 on intellectual property surrounding our new line of one-time passcode products. We are aggressively marketing our new line of ICard products for the masses at prices below that of traditional keyfob tokens.”

The InCard DisplayCard is the world’s only mass-produced display-bearing electronic credit card featuring the UL consumer safety mark. The card is used by banks, traders, and online vendors to authenticate customer identity during online transactions. It is also used by various enterprise organizations worldwide to authenticate employee access to electronic information systems.

About Innovative Card Technologies
Innovative Card Technologies, Inc. (OTCBB: INVC) was founded in 1993 to add advanced features to payment cards. The company’s InCard DisplayCard enables dual-factor authentication in a convenient credit card form-factor.   The cards can be configured to offer RFID physical access or payment capabilities, and feature a screen powered by an embedded integrated circuit, battery, and switch. This screen displays a one-time password to verify the presence of the card during online and data systems login. www.incard.com.

Investor Relations
Jose Castaneda
720-733-0052, ir@incard.com

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements included in this document are based upon information available to InCard as of the date hereof, and InCard has not assumed any duty to update these forward-looking statements to reflect events or circumstances after the date of this document.  A discussion of various factors that could cause InCard’s actual results to differ materially from those expressed in such forward-looking statements is included in InCard’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10K, dated May 15, 2009.

INNOVATIVE CARD TECHNOLOGIES
US BANK TOWER • 633 WEST 5TH ST, SUITE 2600 • LOS ANGELES, CA • 90071
PHONE: 213.223.2145 • FAX: 213.223.2147 • WWW.INCARD.COM

Summary Income Statement (for complete financials, refer to our filings at www.incard.com/investors.html)

	2009	2008
Revenue	$4,089,569	$2,828,581
Cost of Goods Sold	$3,902,855	$4,526,130
Gross Profit	$186,714	$(1,697,549)
Total Operating Expenses	$2,739,326	$8,553,296
Loss from Operations	$(2,552,612)	$(10,250,845)
Total Other Income (Loss)	$(3,330,443)	$(1,321,308)
Net Loss	$(5,883,055)	$(8,929,537)

Summary Balance Sheet

	2009	2008
Assets
Current: Cash and cash equivalents	$245,765	$76,645
Accounts receivable	$699,854	$190,767
Prepaids and other current assets	$76,130	$174,178
Deposits on raw materials held for production	$165,138	$268,318
Raw materials held for production	$134,754	$347,529
Work in progress inventory, net	$107,212	$1,454,940
Finished goods inventory	$34,421	-
Total current assets	$1,463,274	$2,512,377
Property and equipment	$93,763	$171,722
Deferred debt issuance cost	-	$449,052
Deposits	$3,720	$62,971
Total assets	$1,560,757	$3,196,122

Liabilities and stockholders' deficit
Current: Accounts payable and accrued expenses	$912,271	$1,281,602
Accounts payable - related parties	-	$600,010
Accrued interest	$27,737	$31,689
Warranty reserve	$289,135	$198,854
Deferred rent	-	$56,929
Deferred revenue	$450,189	$1,169,957
Note payable	-	-
Total current liabilities	$1,679,332	$3,339,041
8% convertible debentures	$4,687,576	$3,425,111
Warrant liability	$470,592	$19,055
Derivative liability	$2,151,632	-
Total liabilities	$8,989,132	$6,783,207

Stockholders' deficit
Common stock	28,841	28,495
Additional paid-in capital	30,902,885	33,381,140
Accumulated deficit	(38,360,101)	(36,996,720)
Total deficiency in stockholders' equity	(7,428,375)	(3,587,085)
Total liabilities and deficiency in stockholders' equity	$1,560,757	$3,196,122